Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626

News Release
Pebblebrook Hotel Trust Completes Acquisition of LaSalle Hotel Properties
Bethesda, MD, November 30, 2018 - Pebblebrook Hotel Trust (NYSE: PEB) (“Pebblebrook” or “the Company”) today announced the completion of its previously announced acquisition of LaSalle Hotel Properties (“LaSalle”). With a portfolio of 64 upper-upscale and luxury hotels in or near 18 key urban markets, the combined company is now the largest owner of independent, lifestyle hotels.
“We are thrilled to bring together these two outstanding companies to create the premier, best-in-class lodging REIT, which we expect will maximize long-term value for all of our shareholders,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook. “We are eager to begin realizing the substantial benefits of this strategic combination as we execute our proven strategies with our newly expanded and diversified portfolio of unique hotels and resorts. I want to acknowledge Michael Barnello for his two decades of accomplishments at LaSalle and welcome LaSalle’s employees to our Pebblebrook family as we take the next step in the evolution of our company.”
In connection with the closing of the merger, five hotels were sold, generating $820.8 million of gross proceeds. The aggregate gross sales proceeds reflect a 15.6x EBITDA multiple and a 5.5% net operating income capitalization rate (after an assumed annual capital reserve of 4.0% of total hotel revenues) based on the trailing twelve-month operating performance for the period ended October 31, 2018. The gross sales prices and hotels sold were as follows:

•	$715.0 million, Park Central San Francisco and Park Central New York/WestHouse New York

•	$38.8 million, Gild Hall, New York

•	$67.0 million, Embassy Suites Philadelphia Center City

The sales of Gild Hall, New York and Embassy Suites Philadelphia City Center for a combined $105.8 million of gross proceeds represent the first sales pursuant to Pebblebrook’s previously announced strategic disposition program to sell between $750.0 million and $1.25 billion of LaSalle-legacy hotels over the next six to twelve months. The strategic disposition program will reduce Pebblebrook’s debt leverage while enhancing the quality and growth of the combined portfolio. As a result of these completed property sales and lower than previously forecasted merger transaction-related costs, Pebblebrook’s total net debt to trailing 12-month corporate EBITDA is estimated to be 5.1 times.

“Our completed property sales demonstrate our ability to quickly execute on our strategic disposition program,” noted Thomas C. Fisher, Chief Investment Officer of Pebblebrook. “We continue to be encouraged with the level of buyer interest in the assets that we are actively marketing for disposition.”

Jon E. Bortz will continue to serve as Chairman, President and Chief Executive Officer of Pebblebrook, Raymond D. Martz will continue to serve as Chief Financial Officer and Thomas C. Fisher will continue to serve as Chief Investment Officer. The Pebblebrook Board of Trustees remains unchanged, and the combined company will remain headquartered in Bethesda, Maryland. The common shares of the combined company will continue to trade on the NYSE under the symbol “PEB,” and Pebblebrook expects its newly issued 6.375% Series E Cumulative

Redeemable Preferred Shares and 6.3% Series F Cumulative Redeemable Preferred Shares, which were issued in the merger in exchange for LaSalle’s 6.375% Series I Cumulative Redeemable Preferred Shares and 6.3% Series J Cumulative Redeemable Preferred Shares, respectively, will begin trading on the NYSE under the symbols “PEBPrE” and “PEBPrF,” respectively, on December 3, 2018.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 64 hotels, totaling approximately 15,400 guest rooms, located in 11 states and the District of Columbia, in the following markets: Del Mar, California; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Santa Cruz, California; Washington, DC; Coral Gables, Florida; Key West, Florida; Naples, Florida; Buckhead, Georgia; Chicago, Illinois; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this communication that are not in the present or past tense or that discuss the expectations of Pebblebrook are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Pebblebrook operates and beliefs of and assumptions made by Pebblebrook management, involve uncertainties that could significantly affect the financial results of Pebblebrook. Pebblebrook intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” and variations of such words and similar expressions are intended to identify such forward looking statements, which generally are not historical in nature. Such forward-looking statements may include, but are not limited to, statements about estimated debt leverage and the estimated timing of listing for common and preferred shares. Pebblebrook does not undertake any duty to update any forward-looking statements appearing in this document.

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Contacts:

Jon E. Bortz, Chairman and Chief Executive Officer, Pebblebrook Hotel Trust - (240) 507-1300
Raymond D. Martz, Executive Vice President and Chief Financial Officer - (240) 507-1330
Liz Zale, Pam Greene or Stephen Pettibone, Sard Verbinnen & Co - (212) 687-8080

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com